Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy A. Johnson
Vice President, Strategic
Planning and Investor Relations
614-278-6622
BIG LOTS REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS FOR 2005
COMPANY PROVIDES GUIDANCE FOR 2006
COMPANY ANNOUNCES $150 MILLION SHARE REPURCHASE PROGRAM
Columbus, Ohio – February 22, 2006 – Big Lots, Inc. (NYSE: BLI) today reported fourth quarter fiscal 2005 net income of $14.7 million, or $0.13 per diluted share, compared to net income of $57.2 million, or $0.51 per diluted share for the same period of fiscal 2004. For fiscal year ended January 28, 2006, the Company reported a net loss of $10.1 million, or $0.09 per share, compared to net income of $23.8 million, or $0.21 per diluted share for fiscal year 2004. The results for the fourth quarter and fiscal 2005 include charges related to the incremental store closing of underperforming locations previously announced by the Company on October 6, 2005. The charges to close these incremental stores along with their operating results have been classified as discontinued operations for all periods being presented and are discussed in more detail later in this release.
Excluding the results classified as discontinued operations, fourth quarter fiscal 2005 income from continuing operations was $37.7 million, or $0.33 per diluted share, compared to income from continuing operations of $56.7 million, or $0.50 per diluted share for the fourth quarter of fiscal 2004. For fiscal 2005, the Company reported income from continuing operations of $15.7 million, or $0.14 per diluted share, compared to income from continuing operations of $31.4 million, or $0.27 per diluted share, for the fiscal year ended January 29, 2005.
Net sales for the fourth quarter ended January 28, 2006 were $1,394.9 million, a 6.1% increase compared to net sales of $1,314.1 million for the same period of fiscal 2004. Comparable store sales for stores open at least two years as of the beginning of the fiscal year increased 2.5% for the quarter consisting of a 5.1% increase in the value of the average basket and a 2.6% decrease in customer transactions. Net sales for the fiscal year 2005 increased 6.8% to $4,429.9 million compared to $4,149.3 million in fiscal 2004. Comparable store sales increased 1.8% for the year with the value of the average basket increasing 4.6% and the number of customer transactions decreasing 2.8%.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

The 2.5% increase in comparable store sales for the fourth quarter of fiscal 2005 was driven by strength in the average basket, which increased 5.1% and experienced growth in both units sold per transaction and average item retail. From a merchandising perspective, home and furniture were the best performing categories. The Company’s home business benefited from an increased level of closeout merchandise during the fourth quarter, while the furniture category was driven by an improving overall assortment and strong performance of advertised items. After a slow start to the fourth quarter in November, seasonal sales trends improved as the Company became more promotional than originally planned. Additionally, clearance markdowns related to the Company’s previously announced merchandising initiatives positively impacted comparable store sales results by approximately 1% for the quarter. Partially offsetting the basket strength was softness in customer traffic, which remains challenging.
For the fourth quarter of fiscal 2005, the Company’s operating profit from continuing operations declined compared to the fourth quarter of fiscal 2004, as softness in gross margin was partially offset by 100 basis points of expense leverage. From a gross margin perspective, the Company experienced a higher markdown rate during the fourth quarter of fiscal 2005 compared to fiscal 2004 due to significant merchandise clearance activity, coupled with continued fuel cost pressures impacting transportation expense and the price of materials in certain merchandise categories. Expenses as a percent of sales for the fourth quarter of fiscal 2005 improved by 100 basis points compared to last year as the Company benefited from increased productivity in its stores and distribution centers while also recognizing certain cost savings as a result of the Company’s previously announced WIN initiatives.
The Company ended the fourth quarter of fiscal 2005 with inventory at $836 million, down 4% on a comparable store basis to the fourth quarter of fiscal 2004, as an increased level of markdowns and higher inventory turnover were partially offset by the planned, early delivery of lawn and garden and summer merchandise to the Company’s warmer weather regions. Bank debt at the end of the fourth quarter of fiscal 2005 was $6 million, down $154 million compared to last year, principally due to reduced inventories consistent with a lower store count and lower levels of capital spending.
Discontinued Operations
On October 6, 2005, as a result of a store-by-store level analytical review of its real estate portfolio, the Company announced its plans to close an incremental 126 stores that were underperforming locations, producing operating losses, and not returning value to shareholders. These 126 stores were incremental to the 40 stores the Company had already anticipated closing in fiscal 2005 as part of the ordinary course of its business. Historically, the Company has closed or relocated approximately 30 to 40 stores per year. Given the significance of the decision to close approximately 8% of its store base, the Company began analyzing certain quantitative and qualitative measures of each store to determine the appropriate financial reporting for this group of stores. Based on this review, the Company concluded that the results specifically identifiable to the incremental store closings, now 130 stores, should be reported as discontinued operations.
For fiscal 2005, the loss from discontinued operations of $25.8 million, or $0.23 per diluted share, was principally related to the full-year operating results of the incremental stores closed coupled with the costs to exit those locations including: (a) the write-down of property, inventory, and deferred rent, (b) severance and benefits, and (c) lease termination costs. For fiscal 2004, the loss from discontinued operations totaled $7.7 million, or $0.06 per diluted share, which included the full-year operating results of the closed stores mentioned above along with certain charges recorded in the third quarter of fiscal 2004 related to KB Toys, a former division of the Company.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

2006 Outlook
The Company anticipates fiscal 2006 earnings of $0.38 to $0.43 per diluted share compared to income from continuing operations of $0.14 per diluted share for fiscal 2005. The Company’s earnings guidance is based on a comparable store sales increase in the 2% to 3% range with net sales from continuing operations increasing in the 3% to 4% range compared to fiscal 2005. The Company estimates expansion in the gross margin rate and leverage of the expense structure will lead to improvement in the operating results of the business. For fiscal 2006, the gross margin rate increase is anticipated to be the result of improvement in the initial mark-up related to the execution of the merchandising aspects of the Company’s previously disclosed WIN strategy combined with a slight decline in the markdown rate compared to fiscal 2005. Additionally, the Company expects that a comparable store sales increase of approximately 2% is necessary to leverage its expense structure. The Company believes that efficiencies in stores and distribution centers along with its previously announced WIN-related cost reductions will be partially offset by external cost pressures such as transportation expense, cost of fuel and utilities and other inflationary increases. This guidance includes an anticipated positive impact from the Company’s 53-week retail calendar in fiscal 2006, partially offset by the effect of SFAS No. 123(R), “Share-Based Payment” related to the recognition of share-based compensation expense.
The Company expects interest expense for fiscal 2006 to be approximately $6 to $7 million and the income tax rate is estimated to be in the range of 36.0% to 40.0%. Capital expenditures are expected to be in the $50 to $55 million range with depreciation expense estimated at $105 to $110 million. The Company estimates this financial performance combined with an inventory turnover of 3.1 times should result in free cash flow of approximately $120 million, prior to the Company’s $150 million share repurchase program detailed later in this release.
For the first quarter of fiscal 2006, the Company’s plan calls for a 1% to 3% comparable store sales increase. Net sales are estimated in the range of $1,075 million to $1,095 million, an increase of 3% to 5% compared to net sales from continuing operations in the first quarter of fiscal 2005. Based on this level of sales performance, the Company’s earnings are estimated to be in the range of $0.04 to $0.07 per diluted share, compared to income from continuing operations for the first quarter of fiscal 2005 of $0.06 per diluted share.
Effective with the beginning of fiscal 2006, the Company announced that it will begin to report sales on a quarterly basis, rather than on a monthly basis, and expects to report sales for the first quarter of fiscal 2006 on Thursday, May 4, 2006.
$150 Million Share Repurchase Program
The Company also announced today its Board of Directors authorized the repurchase of up to $150 million of the Company’s common shares as it believes that the repurchase plan builds value for shareholders and that the size of the repurchase program approximates the Company’s fiscal 2005 free cash flow and fits well within the Company’s capital structure. The Company said it expects the purchases to be made from time to time in the open market or in privately negotiated transactions with such purchases to be completed within the next twelve months. Common shares acquired through the repurchase program will be available for general corporate purposes.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

Conference Call/Webcast
Big Lots, Inc. will host a conference call today at 8:30 a.m. Eastern Time to discuss the Company’s fourth quarter and fiscal 2005 financial results, its outlook for fiscal 2006, and provide an update on its WIN strategy. The Company invites you to listen to the live webcast of the conference call. The Company is hosting the live webcast at www.biglots.com.
If you are unable to join the live webcast, an archive of the call will be available at www.biglots.com in the Investor Relations section of our website two hours after the call ends and will remain available through midnight on Wednesday, March 8. A replay of the call will be available beginning February 22 at 12:00 noon (Eastern Time) through March 8 at midnight by dialing: 1.800.207.7077 (United States and Canada) or 1.913.383.5767 (International or metro-Seattle). The PIN number is 4596.
Big Lots, Inc. is the nation’s largest broadline closeout retailer. As of the end of fiscal 2005, the Company operated a total of 1,401 BIG LOTS stores in 47 states. Wholesale operations are conducted through BIG LOTS WHOLESALE, CONSOLIDATED INTERNATIONAL, WISCONSIN TOY and with online sales at www.biglotswholesale.com. The Company’s website is located at www.biglots.com.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

Cautionary Statement Concerning Forward-Looking Statements for Purposes of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995
The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statements. The Company wishes to take advantage of the “safe harbor” provisions of the Act.
This release, as well as other verbal or written statements or reports made by or on the behalf of the Company, may contain or may incorporate material by reference which includes forward-looking statements within the meaning of the Act. By their nature, all forward-looking statements involve risks and uncertainties. Statements, other than those based on historical facts, which address activities, events, or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy, expansion and growth of the Company’s business and operations, future earnings, store openings and new market entries, anticipated inventory turn, and other similar matters, as well as statements expressing optimism or pessimism about future operating results or events, are forward-looking statements, which are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” and similar expressions generally identify forward-looking statements. The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Although the Company believes the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of its knowledge of its business, actual events and results may materially differ from anticipated results described in such statements.
The Company’s ability to achieve the results contemplated by forward-looking statements is subject to a number of factors, any one, or a combination, of which could materially affect the Company’s business, financial condition, results of operations, or liquidity. These factors may include, but are not limited to:
•	the Company’s ability to source and purchase merchandise on favorable terms;

•	interruptions and delays in merchandise supply from the Company’s and its vendors’ foreign and domestic sources;

•	risks associated with purchasing, directly or indirectly, merchandise from foreign sources, including increased import duties and taxes, imposition of more restrictive quotas, loss of “most favored nation” trading status, currency fluctuations, work stoppages, transportation delays, foreign government regulations, political unrest, natural disasters, war, terrorism, and trade restrictions including retaliation by the United States against foreign practices;

•	the ability to attract new customers and retain existing customers;

•	the Company’s ability to establish effective advertising, marketing, and promotional programs;

•	economic and weather conditions which affect buying patterns of the Company’s customers;

•	changes in consumer spending and consumer debt levels;

•	the Company’s ability to anticipate buying patterns and implement appropriate inventory strategies;

•	continued availability of capital and financing on favorable terms;

•	competitive pressures and pricing pressures, including competition from other retailers;

•	the Company’s ability to comply with the terms of its credit facilities (or obtain waivers for noncompliance);

•	significant interest rate fluctuations and changes in the Company’s credit rating;

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

•	the creditworthiness of the Company’s former KB Toys business;

•	the Company’s indemnification and guarantee obligations with respect to approximately 390 KB Toys store leases and other real property leases, some or all of which may have been rejected or materially modified in connection with the KB Toys bankruptcy proceedings, as well as other potential costs arising out of the KB Toys bankruptcy;

•	litigation risks and changes in laws and regulations, including changes in accounting standards, the interpretation and application of accounting standards, and tax laws;

•	transportation and distribution delays or interruptions that adversely impact the Company’s ability to receive and/or distribute inventory;

•	the impact on transportation costs from the driver hours of service regulations adopted by the Federal Motor Carriers Safety Administration that became effective in January 2004;

•	the effect of fuel price fluctuations on the Company’s transportation costs and customer purchases;

•	interruptions in suppliers’ businesses;

•	the Company’s ability to achieve cost efficiencies and other benefits from various operational initiatives and technological enhancements;

•	the costs, interruptions, and problems associated with the implementation of, or failure to implement, new or upgraded systems and technology;

•	the effect of international freight rates and domestic transportation costs on the Company’s profitability;

•	the Company’s ability to secure suitable new store locations under favorable lease terms;

•	the Company’s ability to successfully enter new markets;

•	delays associated with constructing, opening, and operating new stores;

•	the Company’s ability to attract and retain suitable employees; and

•	other risks described from time to time in the Company’s filings with the SEC, in its press releases, and in other communications.
The foregoing list is not exhaustive. There can be no assurances that the Company has correctly and completely identified, assessed, and accounted for all factors that do or may affect its business, financial condition, results of operations, and liquidity. Additional risks not presently known to the Company or that it believes to be immaterial also may adversely impact the Company. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition, results of operations, and liquidity. Consequently, all of the forward-looking statements are qualified by these cautionary statements, and there can be no assurance that the results or developments anticipated by the Company will be realized or that they will have the expected effects on the Company or its business or operations.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its public announcements and SEC filings.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	JANUARY 28	JANUARY 29
	2006	2005
	(Unaudited)	(Audited)
ASSETS

Current Assets:
Cash and cash equivalents	$1,710	$2,521
Inventories	836,092	895,016
Deferred income taxes	78,539	73,845
Other current assets	77,413	63,400

Total Current Assets	993,754	1,034,782

Property and equipment — net	584,083	648,741

Deferred income taxes	18,609	12,820
Other assets	29,051	37,241

	$1,625,497	$1,733,584

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$161,470	$149,777
Property, payroll and other taxes	106,858	102,118
Accrued operating expenses	68,752	58,792
Insurance reserves	46,474	45,255
KB lease obligation	27,205	32,498
Accrued salaries and wages	25,171	20,860
Other current liabilities	593	3,213

Total Current Liabilities	436,523	412,513

Long-term obligations	5,500	159,200

Deferred rent	42,288	39,533
Insurance reserves	42,037	35,955
Other liabilities	20,425	10,893

Shareholders’ equity	1,078,724	1,075,490

	$1,625,497	$1,733,584

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 WEEKS ENDED		13 WEEKS ENDED
	JANUARY 28		JANUARY 29
	2006	%	2005	%
	(Unaudited)		(Unaudited)
Net sales	$1,394,902	100.0	$1,314,088	100.0

Gross margin	517,023	37.1	529,345	40.3

Selling and administrative expenses	426,831	30.6	415,324	31.6

Depreciation expense	27,394	2.0	25,628	2.0

Operating income	62,798	4.5	88,393	6.7

Interest expense	1,424	0.1	1,644	0.1

Interest income	(282)	(0.0)	(123)	(0.0)

Income from continuing operations before income taxes	61,656	4.4	86,872	6.6

Income tax expense	24,003	1.7	30,170	2.3

Income from continuing operations	37,653	2.7	56,702	4.3

(Loss)income from discontinued operations, net of tax benefit(expense) of $14,142 and ($315), respectively	(23,001)	(1.6)	504	0.0

Net income(loss)	$14,652	1.1	$57,206	4.4

Income(loss) per common share — basic
Income from continuing operations	$0.33		$0.50
Discontinued operations	(0.20)		0.01

Net income(loss)	$0.13		$0.51

Weighted average common shares outstanding	113,428		112,761

Income(loss) per common share — diluted
Income from continuing operations	$0.33		$0.50
Discontinued operations	(0.20)		0.01

Net income(loss)	$0.13		$0.51

Weighted average common and common equivalent shares outstanding	114,024		112,903

Note 1: For all periods presented, discontinued operations includes the results specifically identifiable to 130 stores closed during fiscal 2005 which meet the criteria of discontinued operations reporting of Statement of Financial Accounting Standards No. 144. In connection with closing the 130 stores, the Company recorded pretax charges, primarily in the fourth quarter of 2005, of $20 million for the non-cash write down of property and equipment, inventory and deferred rent; $3 million for severance and benefits; and $21 million for contract termination costs.

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	52 WEEKS ENDED		52 WEEKS ENDED
	JANUARY 28		JANUARY 29
	2006	%	2005	%
	(Unaudited)
Net sales	$4,429,905	100.0	$4,149,252	100.0

Gross margin	1,731,666	39.1	1,687,138	40.7

Selling and administrative expenses	1,596,136	36.0	1,518,589	36.6

Depreciation expense	108,657	2.5	99,362	2.4

Operating income	26,873	0.6	69,187	1.7

Interest expense	6,272	0.1	24,845	0.6

Interest income	(313)	(0.0)	(618)	(0.0)

Income from continuing operations before income taxes	20,914	0.5	44,960	1.1

Income tax expense	5,189	0.1	13,528	0.3

Income from continuing operations	15,725	0.4	31,432	0.8

(Loss)income from discontinued operations, net of tax benefit(expense) of $15,886 and $5,313, respectively	(25,813)	(0.6)	(7,669)	(0.2)

Net income(loss)	($10,088)	(0.2)	$23,763	0.6

Income(loss) per common share — basic
Income from continuing operations	$0.14		$0.28
Discontinued operations	(0.23)		(0.07)

Net income(loss)	($0.09)		$0.21

Weighted average common shares outstanding	113,240		114,281

Income(loss) per common share — diluted
Income from continuing operations	$0.14		$0.27
Discontinued operations	(0.23)		(0.06)

Net income(loss)	($0.09)		$0.21

Weighted average common and common equivalent shares outstanding	113,677		114,801

Note 1: For all periods presented, discontinued operations includes the results specifically identifiable to 130 stores closed during fiscal 2005 which meet the criteria of discontinued operations reporting of Statement of Financial Accounting Standards No. 144. In connection with closing the 130 stores, the Company recorded pretax charges, primarily in the fourth quarter of 2005, of $20 million for the non-cash write down of property and equipment, inventory and deferred rent; $3 million for severance and benefits; and $21 million for contract termination costs.